Media Contact: C. Doniele Kane, 816-983-1372

dkane@kcsouthern.com

Investor Contact: Ginger L. Adamiak, 816-983-1501

gadamiak@kcsouthern.com

KCS Suffers Service Disruptions in Northern Mexico Due to Hurricane Alex

Kansas City, MO, July 8, 2010. Kansas City Southern's (KCS) (NYSE:KSU) rail service in northern Mexico has been disrupted by damage resulting from Hurricane Alex, which made landfall on June 30. The hurricane, which has impacted service on KCS's primary Mexican rail subsidiary, Kansas City Southern de Mexico, S.A. de C.V. ("KCSM"), caused significant track damage around the Monterrey and Saltillo areas as well as on the lines to Laredo and Matamoros. There have also been multiple track related incidents due to the hurricane. KCSM has issued freight embargos at the U.S. - Mexico border and into Monterrey while the damage is repaired. KCS and KCSM currently expect traffic in some of the impacted areas to resume beginning today. Once the rail lines reopen, it could take up to two weeks to clear congestion and move trains currently parked as a result of the service disruption.

KCS is using all available resources to recover including sending equipment, track materials, and personnel into Mexico from the U.S. KCSM is working with connecting carriers to maximize opportunities for movement and staging of trains so that when the lines do reopen and congestion clears service will return to normal as soon as possible.

It is too early in the recovery process to estimate the financial impact of the repairs and business interruption which KCS and KCSM currently expect will be reflected primarily in their third quarter financial results. KCSM maintains insurance intended to cover events such as this with self-insured retention amounts ranging from $5 million to $10 million, depending on the nature of the loss. KCS is working with its insurers to assess the damage as well as with customers to minimize the impact of the service outage to their distribution networks.

KCS president & chief operating officer, David Starling, stated "Our principal concern is for the safety of the communities and employees impacted by the hurricane and the resultant flooding. KCSM personnel are doing an exceptional job in assessing the situation and preparing our system to reopen as soon as possible. I am pleased with the level of emergency response and with the urgency our employees have demonstrated in this difficult situation."

For further service status updates, please refer to the KCS Recent News window on the home page of www.kcsouthern.com.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

Statements about future results made in this news release constitute forward-looking statements that may be identified by the use of words like "believe," "expect," "anticipate" and "project."   Forward-looking statements reflect management's good-faith evaluation of information currently available.  However, such statements are dependent on and, therefore, can be influenced by, a number of external variables over which management has little or no control, including: domestic and international economic conditions; interest rates; the business environment in industries that produce and consume rail freight; competition and consolidation within the transportation industry; fluctuation in prices or availability of key materials, in particular diesel fuel; labor difficulties, including strikes and work stoppages; credit risk of customers and counterparties and their failure to meet their financial obligation; the outcome of claims and litigation; legislative and regulatory developments; political and economic conditions in Mexico and the level of trade between the United States and Mexico; changes in securities and capital markets; disruptions to the Company's technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; acts of terrorism or risk of terrorist activities; and war or risk of war.   For more discussion about each risk factor, see Part I, Item 1A "Risk Factors" in each of KCS's and KCSM's Annual Reports on Form 10-K for the year ended December 31, 2009, and any updates contained in subsequent Quarterly Reports on Forms 10-Q.   Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.   Neither KCS nor KCSM undertake any obligation to update or revise forward-looking statements.

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